Exhibit 5.1

Suite 300, 204 Black Street
Whitehorse, Yukon Y1A 2M9
Telephone: 867-668-5252
Fax: 867-668-5251
E-mail: lackowicz.shier@yukonlaw.com
Barristers & Solicitors
in association with
Reply Attention To: Paul W. Lackowicz
direct e-mail:plackowicz@yukonlaw.com
Our File No: 35046

January 11, 2008
BY EMAIL AND MAIL
InterOil Corporation
25025 I-45 North,
Suite 420
The Woodlands, Texas
USA, 77380
Dear Sirs/Mesdames:
Re:	InterOil Corporation / S-8 Registration Statement / 2006 Stock Incentive Plan
          We act as Yukon counsel to InterOil Corporation. (the “Corporation”). We have been asked by the Corporation to render an opinion in connection with the Corporation’s preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to an aggregate of 2,000,000 common shares of the Corporation (the “Shares”) which may be issued pursuant to the Corporation’s 2006 Stock Incentive Plan.
Scope of Review
     For the purposes of our opinion, we have reviewed emailed copies of the following:
(a)	directors’ resolutions dated May 10, 2006, attached as Schedule “A” to the Certificate of the Secretary for the Corporation and dated January 10, 2008;

Paul W. Lackowicz Lori A. Lavoie	Daniel S. Shier Brenda F. Smichura-Jerome	Debbie P. Hoffman Norah E. Mooney

(b)	shareholders’ resolutions dated June 9, 2006, attached as Schedule “B” to the Certificate of the Secretary for the Corporation and dated January 10, 2008;

(c)	the Corporation’s 2006 Stock Incentive Plan, attached as Schedule “C” to the Certificate of the Secretary for the Corporation and dated January 10, 2008; and

(d)	the articles and by-laws of the Corporation.
In rendering the opinions herein, we have relied only upon our examination of the foregoing documents and certificates, and we have made no further or other examinations or investigations, and we have made no independent verification or check of the factual matters set forth in such documents or certificates Assumptions
      In rendering this opinion, we have assumed:
2) The genuineness of all signatures;
3) The authenticity and completeness of all documents submitted to us as originals;
4) The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies or facsimile transmissions have been submitted or received; and
5) The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such.
Practice Restriction
          We are solicitors qualified to carry on the practice of law in the Yukon Territory only and we express no opinion as to any laws or matters governed by the laws other than the Yukon Territory and the federal laws of Canada applicable therein in effect as at the date of this opinion.
Opinion
          Based and relying upon the foregoing, we are of the opinion that, upon receipt by the Corporation of full payment therefor pursuant to the Corporation’s 2006 Stock Incentive Plan and delivery by the Corporation of the share certificates representing the Shares, the Shares will be validly issued as fully paid and non-assessable.
          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Yours very truly,
LACKOWICZ , SHIER & HOFFMAN

Paul W. Lackowicz Lori A. Lavoie	Daniel S. Shier Brenda F. Smichura-Jerome	Debbie P. Hoffman Norah E. Mooney